As filed with the Securities and Exchange Commission on May 27, 2011.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0557567 (I.R.S. Employer Identification No.)
1555 Peachtree Street, NE, Suite 1800
Atlanta, Georgia 30309
(404) 892-0896
(Address and telephone number of registrant’s principal executive offices)
Invesco Ltd. 2011 Global Equity Incentive Plan
(Full title of the plan)

Kevin M. Carome	Copy to:
Senior Managing Director and General Counsel Invesco Ltd. 1555 Peachtree Street, NE, Suite 1800 Atlanta, Georgia 30309 (Name and Address of Agent For Service)	John J. Mahon Robert Neis Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue Washington, DC 20004 (202) 383-0100

(404) 892-0896 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities to	to be	offering price	aggregate	registration
be registered	registered	per share	offering price	fee
Common Shares, $0.20 par value	28,000,000 (1)	$24.78 (2)	$693,840,000 (2)	$80,554.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock as may be necessary to adjust the number of shares of common stock being offered or issued pursuant to the anti-dilution provisions of the plan referenced above, as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the high and low market prices of the Company’s common stock reported on the New York Stock Exchange on May 20, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Invesco Ltd. 2011 Global Equity Incentive Plan of Invesco Ltd. (the “Company”) as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act. Requests for information should be directed to Invesco Ltd., 1555 Peachtree Street, N.E., Suite 1800, Atlanta, Georgia 30309, Attn: Kevin M. Carome.

Item 2.	Registration Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents, filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
     (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011;
     (b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on April 29, 2011;
     (c) the Company’s Current Reports on Form 8-K filed with the SEC on March 18, 2011 and April 6, 2011;
     (d) the description of the Company’s common stock contained in the Company’s Form 8-A filed on May 16, 2008 (which replaces the description of ordinary shares of Invesco PLC, the predecessor to the Company, contained in its Registration Statement on Form F-3 (File No. 333-8680)), including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     In no event, however, will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC, or any other information that is not deemed “filed” with the SEC, be incorporated by reference into, or otherwise become part of, this registration statement.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.	Description of Securities.
     Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not Applicable.

Item 6.	Indemnification of Directors and Officers.
     Pursuant to its Amended and Restated Bye-Laws, the Company will indemnify its officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of the Company may be guilty of negligence, default, breach of duty or breach of trust in relation to the Company or any of its subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to the Company.
     The Companies Act 1981 (Bermuda) enables companies to purchase and maintain, and the Company’s Bye-laws permit the Company to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust against the Company. The Company maintains such policies of insurance on its officers and directors.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
3.1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

3.2	Amended and Restated Bye-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

5.1	Opinion of Appleby as to the validity of the Company’s Common Shares (including consent).*

10.1	Invesco Ltd. 2011 Global Equity Incentive Plan*

23.1	Consent of Appleby (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.

Item 9.	Undertakings.
     (a) The undersigned Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 26th day of May, 2011.

INVESCO LTD.
By:	/s/ Martin L. Flanagan
Martin L. Flanagan
Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin L. Flanagan and Kevin M. Carome as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself or she herself might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martin L. Flanagan Martin L. Flanagan	Chief Executive Officer (Principal Executive Officer), President and Director	May 26, 2011

/s/ Loren M. Starr Loren M. Starr	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)	May 26, 2011

/s/ Roderick G. H. Ellis Roderick G. H. Ellis	Group Controller and Chief Accounting Officer (Principal Accounting Officer)	May 26, 2011

/s/ Rex D. Adams Rex D. Adams	Chairman and Director	May 26, 2011

SIGNATURE	TITLE	DATE

/s/ Sir John Banham Sir John Banham	Director	May 26, 2011

/s/ Joseph R. Canion Joseph R. Canion	Director	May 26, 2011

/s/ Ben F. Johnson, III Ben F. Johnson, III	Director	May 26, 2011

Director
Denis Kessler		May __, 2011

/s/ Edward P. Lawrence Edward P. Lawrence	Director	May 26, 2011

/s/ J. Thomas Presby J. Thomas Presby	Director	May 26, 2011

Director
James I. Robertson		May 26, 2011

/s/ Phoebe A. Wood Phoebe A. Wood	Director	May 26, 2011

EXHIBIT INDEX

Exhibit Number	Description
3.1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

3.2	Amended and Restated Bye-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

5.1	Opinion of Appleby as to the validity of the Company’s Common Shares (including consent).*

10.1	Invesco Ltd. 2011 Global Equity Incentive Plan*

23.1	Consent of Appleby (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.